EXHIBIT 10.74
SECOND AMENDMENT
TO THE BOWATER INCORPORATED
OUTSIDE DIRECTORS’ STOCK-BASED DEFERRED FEE PLAN
     WHEREAS, Bowater Incorporated, a Delaware corporation (the “Corporation”), maintains the Bowater Incorporated Outside Directors’ Stock-Based Deferred Fee Plan, effective as of May 11, 2005 (the “Plan”);
     WHEREAS, the Corporation desires to amend the Plan to (i) terminate the Plan effective as of December 31, 2008, (ii) fully vest each Outside Director and provide for the lapse of restrictive covenants upon termination of the Plan, and (iii) credit any Outside Director’s outstanding account balances to the newly established AbitibiBowater Inc. Outside Director Deferred Compensation Plan effective January 1, 2009; and
     WHEREAS, the Corporation is authorized to amend and terminate the Plan pursuant to paragraph 19 of the Plan.
     NOW, THEREFORE, effective as of December 31, 2008, the Plan is hereby amended to add a new paragraph 23 to read as follows:
     “23. Termination of the Plan. Notwithstanding any provision in the Plan to the contrary, this paragraph shall apply effective December 31, 2008. The Plan is hereby terminated effective as of December 31, 2008. Effective with such termination, each Outside Director’s outstanding Deferred Retainer Account balance is hereby fully vested and the covenants specified in paragraph 13 shall lapse. Each Outside Director’s outstanding balance as of December 31, 2008 shall be credited on January 1, 2009 to a bookkeeping account established in the name of the Outside Director under the AbitibiBowater Inc. Outside Director Deferred Compensation Plan and shall be subject to and paid pursuant to the terms of such plan.”
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     IN WITNESS WHEREOF, the undersigned authorized officer of Bowater Incorporated has executed this Second Amendment to the Plan as of December 17, 2008, to evidence its adoption by Bowater Incorporated.

BOWATER INCORPORATED

By:	/s/ William G. Harvey William G. Harvey

Its:	Senior Vice President and Treasurer